EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                         SURGEONS ASSET MANAGEMENT, LLC
                            633 N. SAINT CLAIR STREET
                             CHICAGO, IL 60611-3211

                                                     Effective September 1, 2006

SURGEON DIVERSIFIED INVESTMENT FUND
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Dear Ladies and Gentlemen:

     Surgeons Asset Management, LLC confirms our agreement with you as follows:

     1. You are an open-end management investment company registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (the funds), with each fund having its own investment objective, policies and restrictions. Pursuant to an Investment Management Contract dated effective as of September 1, 2006 (the "Management Contract"), you have employed us to supervise and oversee the investment and reinvestment of the assets of the Surgeons Diversified Investment Fund (the "Fund").

     2. We hereby agree that, notwithstanding any provision to the contrary contained in the Management Contract, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund (the "Limitation"), including but not limited to the fees ("Management Fees") payable to us under the Management Contract. Under this Limitation, we agree that, through the term of this Agreement, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the average daily net assets of the Fund equal to 1.35% on an annualized basis. To determine our liability for the Fund's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter the ("Prorated Limitation"). The


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Prorated  Limitation  shall be  compared to the  expenses  of the Fund  recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Management Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Management Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Management Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to us by you subject to the following conditions: (1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed any Percentage Expense Limitation in effect on the proposed date of payment.

     3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after the term of this Agreement, nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the term of this Agreement, or, except as expressly set forth herein, prior to such date.

     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund. This Agreement may be terminated by either party hereto upon not less than 60 days' prior written notice to the other party, provided, however, that (1) we may not terminate this Agreement without the approval of your Board of Trustees, and (2) this Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.



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     5.  The  initial  term of this  Agreement  will  run  from the date of this
Agreement until August 31, 2009. Thereafter, this Agreement shall automatically renew for a term of one year unless otherwise terminated pursuant to the terms of this Agreement.

     6. This Agreement shall be construed in accordance with the laws of the State of Ohio, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                Very truly yours,

                                SURGEONS ASSET MANAGEMENT, LLC

                                By:  /s/ Gay L. Vincent
                                   ----------------------------------
                                  Gay L. Vincent, Comptroller



Agreed to and accepted as of the date first set forth above.

SURGEONS DIVERSIFIED INVESTMENT FUND

By:    /s/ Savitri P. Pai
     ---------------------------------
       Savitri P. Pai, President